Exhibit 99.1

Hawthorn Bancshares Announces Results of 2020 Annual Meeting

Jefferson City, MO. — June 4, 2020 — The Board of Directors of Hawthorn Bancshares, Inc. of Jefferson City, MO (NASDAQ: HWBK) announced that at the Company’s June 2, 2020 Annual Meeting of Shareholders, Philip D. Freeman, Kathleen L. Bruegenhemke and Jonathan D. Holtaway were re-elected as Class I directors to serve three-year terms expiring 2023.

Mr. Freeman has served as director of Hawthorn Bancshares since 1993 and is currently the owner of Freeman Properties JCMO, LLC in Jefferson City, Missouri.  Ms. Bruegenhemke has served as director and as Chief Operating Officer of Hawthorn Bank since 2017.  Mr. Holtaway has served as director since 2019 and is President of Ategra Capital Management, LLC.

Other members of the 7 member Board include Frank E. Burkhead, Kevin L. Riley, David T. Turner and Gus S. Wetzel, III.  The Company’s advisory directorate is composed of Charles G. Dudenhoeffer and Dr. Gus S. Wetzel, II.

Shareholders approved ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, the shareholder advisory vote on executive pay and a 1 year frequency on future executive compensation advisory voting.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, St. Louis and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Stephen E. Guthrie

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com